EXHIBIT 10.2

[LETTERHEAD OF THE COCA-COLA COMPANY]
COCA-COLA PLAZA
ATLANTA, GEORGIA

DEVAL L. PATRICK EXECUTIVE VICE PRESIDENT GENERAL COUNSEL AND CORPORATE SECRETARY	ADDRESS REPLY TO P.O. Box 1734 ATLANTA, GA 30301

March 2, 2004

Mr. Jeffrey T. Dunn
Coca-Cola North America
Atlanta, Georgia 30301

Dear Jeff:

        This letter outlines the terms under which you will separate from The Coca-Cola Company. These terms have been approved by the Compensation Committee of the Board of Directors.

  •
  You have resigned as an Executive Vice President of The Coca-Cola Company and Chief Operating Officer of Coca-Cola North America and have been relieved of your duties as of December 31, 2003. You vacated your office on January 2, 2004. You have remained available thereafter for customer transition, under conditions established by the President of The Coca-Cola Company, until your Separation Date of February 29, 2004, at your current rate of annual base salary.

  •
  You are eligible for payments equivalent to two years of salary at your current rate of annual base salary, pursuant to the Company's Severance Pay Plan (the "Plan"). You may elect to take these payments in either serial payments or in a lump sum. Your decision as to the type of payments may affect your benefits. If you elect to take these severance payments in a lump sum, the Company will pay the cost of COBRA coverage for medical benefits for you and your covered dependents for eighteen (18) months, or until you secure other employment that provides medical benefits, whichever comes first. These severance payments shall be subject to the forfeiture provision contained in § 3.7(b) of the Plan for a period of two (2) years following your Separation Date.

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  Your retirement benefits will consist only of those benefits vested as of your Separation Date under the normal terms of the applicable plans. You will forfeit any pension benefits under The Coca-Cola Company Supplemental Benefit Plan. As soon as reasonably practical after your Separation Date, you will receive a lump sum distribution of your thrift account under the Supplemental Benefit Plan according to the terms of the plan.

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  You will not receive a bonus for 2003 or 2004 performance.

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  You will receive deferred payments from the Group Long-Term Incentive plans on or about March 15, 2004. The long-term incentive payments will be subject to applicable tax withholdings.

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  You will forfeit on your Separation Date any payments under the Corporate Long-Term Incentive plans then in progress.

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  Restrictions will be released on the 50,000 shares of time-based restricted stock shares awarded to you in 2001. You will be personally liable for any taxes owed as a result of the release of the restrictions.

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  You will forfeit 100,000 performance-based and 1,400 retirement-based restricted stock shares on your Separation Date.

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  Any unvested options as of your Separation Date will be forfeited and all vested options will be exercisable for three years from your Separation Date, unless the original term of the option expires earlier. When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises.

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  The Company will provide at its expense outplacement or comparable support services not to exceed $10,000. If you have used less than $10,000 of such services by December 31, 2004, the Company will pay to you the remainder to offset the cost of administrative support.

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  You will receive an additional transition payment of $750,000. You will also receive one month's salary in advance as a result of the advancement of your Separation Date to February 29. You will receive $650,000 of the transition payment, plus the month's salary, on or before March 15, 2004, and the remaining $100,000 on or about July 31, 2004. This transition payment will be subject to applicable tax withholding. This transition payment shall be subject to the forfeiture provision contained in § 3.7(b) of the Plan for a period of two (2) years from your Separation Date.

  •
  The payments and benefits described in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Confidentiality and Competition. This letter and the accompanying Release and Agreement constitute the full and complete agreement between you and the Company.

        We appreciate your many contributions and service on behalf of Coca-Cola North America and the Company.

                      Sincerely,

                      /s/ DEVAL L. PATRICK

Agreed to and accepted this 3rd day of March, 2004.

/s/ JEFFREY T. DUNN Jeffrey T. Dunn

FULL AND COMPLETE RELEASE
AND AGREEMENT ON CONFIDENTIALITY AND COMPETITION

        In consideration of severance benefits payments under The Coca-Cola Company Severance Pay Plan (the "Plan"), and other payments and benefits provided by The Coca-Cola Company as set forth in the letter dated March 2, 2004 and herein, the sufficiency of which is hereby acknowledged, Jeffrey T. Dunn ("Employee") and The Coca-Cola Company agree as follows:

Full and Complete Release.

        Employee, for himself and his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release and forever discharge The Coca-Cola Company and its subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively "the Company"), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, from all debts, claims, actions, causes of action (including without limitation those under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq. the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq. the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C.~ 206, et seq. Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. §. 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. §~ 791 et seq. the Family and Medical Leave Act of 1993, 28 U.S.C. §~ 2601 and 2611 et seq. and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which he ever had, now has, or may have, or which he, his heirs, executors, administrators or assigns hereafter can, shall, or may have, from the beginning of time through the date on which he signs this Full and Complete Release and Agreement on Confidentiality and Competition (this "Agreement"), including without limitation those arising out of or related to his employment or separation from employment with the Company (collectively the "Released Claims").

        Employee fully understands and agrees that:

  1.
  this Agreement is in exchange for payments to which Employee would otherwise not be entitled;

  2.
  no rights or claims are released or waived that may arise after the date Employee signs this Agreement;

  3.
  Employee is advised to consult with an attorney before signing this Agreement;

  4.
  Employee has 21 days from receipt of this Agreement within which to consider whether to sign it;

  5.
  Employee has 7 days following his execution of this Agreement to revoke the Agreement; and

  6.
  this Agreement shall not become effective or enforceable until the revocation period of 7 days has expired.

        Employee additionally understands and agrees that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any of the other persons or entities hereby released.

Future Cooperation.

        Employee covenants and agrees that he shall cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which he, by virtue of his employment with the Company, has relevant knowledge or information.

Representation as to Claims.

        The Company represents and warrants that it is not aware or have knowledge of any claims, other than receivables for taxes in the ordinary course of an employment relationship, that it has or may have against Employee as of the date hereof. Furthermore, the Company represents and warrants that it is not aware or have knowledge of any violation by the Employee of any of the Company's corporate codes or policies.

Trade Secrets and Confidential Information.

        Employee covenants and agrees that he has held and shall continue to hold in confidence all Trade Secrets of the Company that came into his knowledge during his employment by the Company and shall not disclose, publish or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret. "Trade Secret" means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        Employee also covenants and agrees that, for the period beginning on the date Employee signs this Agreement and ending on March 31, 2006 ("Nondisclosure Period"), he will hold in confidence all Confidential Information of the Company that came into his knowledge during his employment by the Company and will not disclose, publish or make use of such Confidential Information. "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company.

        During the Nondisclosure Period, Employee will not, without the prior written consent of the Chairman of the Board of Directors of The Coca-Cola Company, (i) publish any book, article, or paper, or (ii) participate in the making of any film, radio broadcast, or television transmission, that relates to the business affairs of the Company. During the Nondisclosure Period, Employee also will not, without the prior written consent of the Chairman of the Board of Directors of The Coca-Cola Company, deliver any lecture or address that relates to the business affairs of the Company, other than to make general statements that do not violate his obligations regarding Trade Secrets and Confidential Information and Nondisparagement under this Agreement.

        The restrictions stated in this Agreement are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law or any prior agreement Employee has signed or made with the Company regarding trade secrets, confidential information, or intellectual property. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's right under applicable state law or any prior agreement Employee has signed or made with the Company regarding trade secrets, confidential information, or intellectual property. Provided that Employee complies in all material respects with the Trade Secret and Confidential Information and Noncompetition provisions of this Agreement, nothing herein is intended to materially limit Employee's ability to obtain employment as a strategic marketing executive.

Nondisparagement.

        Employee will not disparage the Company or its directors, officers, or employees ("Representatives"). The Company and its Representatives will not disparage Employee.

"Disparagement" means a negative oral or written statement that can be accurately demonstrated in fact to be attributable to (i) Employee or (ii) the Company or its Representatives (as applicable).

Noncompetition.

        Employee hereby covenants with the Company that, for the period beginning on the date Employee signs this Agreement and ending on March 31, 2006, he will not, without the prior written consent of the Chairman of the Board of Directors of The Coca-Cola Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity provide services, as an officer, director, owner, partner, member, joint venture, or in any other capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in the United States or Canada to any of the following businesses engaged in the manufacture, sale, distribution or marketing of Non-alcoholic Beverages: PepsiCo, its subsidiaries and affiliates, including but not limited to Pepsi Bottling Group; Cadbury Schweppes plc; Nestlé; Group Danone; Kraft Foods; and any bottler of Coca-Cola products.

        Notwithstanding the foregoing, Employee may:

    (i)
    perform services for any of the above-mentioned companies (other than PepsiCo or its subsidiaries or affiliates, including but not limited to Pepsi Bottling Group) that has a Competing Business Segment, provided Employee does not perform services directly for such Competing Business Segment, and provided Employee notifies the Chairman of the Board of Directors of The Coca-Cola Company of the nature of such services (to the extent consistent with any confidentiality or nondisclosure obligations Employee may have) in writing within a reasonable time prior to beginning such services; or

    (ii)
    have an ownership interest in any of the above companies, provided he is not performing services therefor.

        For purposes hereof, "Competing Business Segment" means any subsidiary, division or unit of the business of a company, where such subsidiary, division or unit manufactures, sells, distributes, or markets Non-alcoholic Beverages; and "Non-alcoholic Beverages" means carbonated soft drinks, coffee, tea, water, juices, or fruit-based beverages.

Nonsolicitation of Employees.

        Employee hereby covenants and agree that, for the period beginning on the date Employee signs this Agreement and ending on March 31, 2006, he will not, without the prior written consent of the Chairman of the Board of Directors of The Coca-Cola Company, solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on the last day of Employee's employment with the Company or within twelve (12) months prior to that date, was employed by the Company as a manager or executive and with whom Employee had contact during the course of his employment with the Company (whether or not such person would commit a breach of contract).

Reasonable and Necessary Restrictions.

        Employee acknowledges that' during the course of his employment with the Company he has received or will receive and had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer/bottler lists and information relating to the operations and business requirements of those clients/customers/bottlers and, accordingly, he is willing to enter into the covenants contained in this Agreement in order to provide the Company with what Employee considers to be reasonable protection for its interests.

        Employee acknowledges that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company. Employee covenants that he will not challenge the enforceability of this Agreement nor will he raise any equitable defense to its enforcement.

        Employee acknowledges and agrees that in the event he breaches, or threatens in any way to breach, or it is inevitable that he will breach, any of the provisions of this Agreement, damages shall be an inadequate remedy and the Company shall be entitled, without bond, to injunctive or other equitable relief in addition to all other rights otherwise available to the Company at law or in equity.

Complete Agreement.

        This Agreement and the accompanying letter dated March 2, 2004 are the complete understanding between Employee and the Company in respect of the subject matter of this Agreement and, with the exception of any prior agreement Employee has signed or made with the Company regarding trade secrets, confidential information, or intellectual property, supersede all prior agreements relating to the same subject matter. Employee has not relied upon any representations, promises or agreements of any, kind except those set forth herein and in the accompanying letter in signing this Agreement.

Indemnification.

        For acts and omissions in the course of Employee's employment or service as an officer, Company will indemnify Employee to the fullest extent permitted by Article VII of the Company's by-laws in effect as of the date hereof and will pay any expenses of Employee relating to any such investigation or suit, including but not limited to attorneys fees and expenses.

Dispute Resolution.

        All controversies, claims or disputes arising out of or related to this Agreement of the Letter Agreement shall be settled in Atlanta, Georgia, under the rules of the American Arbitration Association then in effect, and judgment upon such aware rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitrators' fees shall be split equally among the parties. Notwithstanding anything to the contrary contained in the letter dated March 2, 2004, or this Agreement, decisions made pursuant to § 3.7 of the Plan by the Severance Benefits Committee shall be made consistent with their fiduciary duty not to act unreasonably.

Severability.

        In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

Governing Law.

        This Agreement is to be governed and enforced under the-laws of the State of Georgia (except to the extent that Georgia conflicts of law rules would call for the application of the law of another jurisdiction).

Successors and Assigns.

        This Agreement inures to the benefit of the Company and its successors and assigns.

Amendment/Waiver.

        No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

Acknowledgment.

        Employee has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Employee knowingly and voluntarily signs this Agreement.

Employee
/s/ JEFFREY T. DUNN Jeffrey T. Dunn
Date:	3-2-04
The Coca-Cola Company
/s/ DEVAL L. PATRICK DEVAL L. PATRICK Executive Vice President, General Counsel and Corporate Secretary
Date:	March 2, 2004